Registration No. 333-139500
Filed Pursuant to Rule 424(b)(3) and (b)(7)

SUBJECT TO COMPLETION, DATED JANUARY 17, 2007

Information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we and the selling shareholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,395,898 Shares

Common Stock

Supplement to Preliminary Prospectus Supplement dated January 8, 2007 to Prospectus dated January 5, 2007

This prospectus supplement serves to supplement the preliminary prospectus supplement, dated January 8, 2007, to the prospectus, dated January 5, 2007 (collectively, the “Prospectus”), in order to reflect the death of Howard R. Ross, one of the selling shareholders named in the Prospectus.  Mr. Ross passed away on January 7, 2007.  All of the shares of our common stock previously held by Mr. Ross individually are now held by the estate of Howard R. Ross, which will be a selling shareholder in the offering contemplated by the Prospectus.  All references in the Prospectus to Mr. Ross individually should be read to refer to the estate of Howard R. Ross.

This supplement should be read in conjunction with the Prospectus, and this supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.

See “Risk Factors” beginning on page 3 of the accompanying prospectus dated January 5, 2007 to read about the risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus supplement is January 17, 2007.